Exhibit 5.1

[Willkie Farr & Gallagher LLP letterhead]

[                    ], 2007

Virtual Radiologic Corporation

5995 Opus Parkway, Suite 200

Minnetonka, MN 55343

Ladies and Gentlemen:

We have acted as counsel to Virtual Radiologic Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation of a registration statement on Form S-1 (Registration No. 333-136504) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of up to [                    ] shares of common stock of the Company, par value $0.001 per share (“Common Stock”), by the Company (such shares, together with any additional shares of Common Stock that may be sold pursuant to Rule 462(b) under the Act in connection with the offering described in the Registration Statement, the “Shares”).

We have examined copies of the form of Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the form of Amended and Restated Bylaws of the Company, the Registration Statement, the form of the share certificate and all relevant resolutions adopted by the Company’s Board of Directors, and such other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

For purposes of this opinion, we have assumed the filing with, and acceptance by, the Secretary of State of the State of Delaware of the Certificate of Incorporation, which filing has been validly authorized and approved by the Board of Directors and stockholders of the Company, and which filing will take place in connection with the closing of the offering contemplated by the Registration Statement.

Virtual Radiologic Corporation

[                    ], 2007

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Company is validly existing as a corporation under the laws of the State of Delaware; and

2.	When the Registration Statement has become effective under the Act, the Shares, when duly issued, sold and paid for in accordance with the terms of prospectus included as part of the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Common Stock” in the prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,